UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                           DATE OF REPORT: MAY 6, 1996


                          THE MULTICARE COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)


                          COMMISSION FILE NO. 34-22090



               DELAWARE                               22-3152527
      (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification Number)


        411 HACKENSACK AVENUE
        HACKENSACK, NEW JERSEY                             07601
        (Address of principal executive offices)         Zip Code



      Registrant's telephone number, including area code (201) 488-8818

This Form 8-K/A amends a filing by the Registrant on Form 8-K, Item 2, dated February 24, 1996, pursuant to which Registrant had reported the completion of its tender offer for Concord Health Group, Inc. Such Form 8-K is hereby amended by changing Item 7 thereof to read as follows, and by filing herewith the attached financial statements and information.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

            (a)   Financial statements of business acquired:

                  . Audited consolidated balance sheets of Concord Health Group, Inc. and subsidiaries as of June 30, 1994 and 1995 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1995.

                  . Consolidated balance sheet of Concord Health Group, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of operations for the three and six months ended December 31, 1994 and 1995 and cash flows for the six months ended December 31, 1994 and 1995.

            (b)   Pro forma financial information:

                  . Pro forma condensed consolidated balance sheet of The Multicare Companies, Inc. and subsidiaries and Concord Health Group, Inc. and subsidiaries as of December 31, 1995.

                  . Pro forma condensed consolidated statement of operations of The Multicare Companies, Inc. and subsidiaries and Concord Health Group, Inc. for the year ended December 31, 1995.

            (c)   Exhibits.  None.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS





The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 has been prepared as if the acquisition of Concord Health Group, Inc. and subsidiaries (Concord) by The Multicare Companies, Inc. and subsidiaries (Company) had been consummated on January 1, 1995. The accompanying unaudited pro forma condensed consolidated balance sheet at December 31, 1995 has been prepared as if the acquisition of Concord had been consummated on December 31, 1995. The unaudited pro forma financial information has been prepared on the basis of assumptions described in the notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of actual results that would have been achieved had the acquisitions actually been completed as of the dates indicated. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements of the Company and Concord and the related notes thereto.

                 The Multicare Companies, Inc. and Subsidiaries
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                December 31, 1995
                                 (In Thousands)


                                                                         Adjustments
                                                                  -------------------------
                                                                   Concord
                                                     Multicare    Historical    Pro Forma           Multicare
                                                     Historical      (1)        Adjustments         Pro Forma
                                                     ----------   ----------    -----------         ----------
   Assets
Current assets:
   Cash and cash equivalents                         $   3,921    $   2,265                         $   6,186
   Marketable securities                                   210                                            210
   Accounts receivable, net                             86,168        6,383                            92,551
   Prepaid expense and other current assets              7,971        1,237         $1,009 (2)         10,217
   Deferred taxes                                        3,353                                          3,353
                                                     -------------------------------------          ---------
        Total current assets                           101,623        9,885          1,009            112,517

Property, plant, and equipment, net                    286,767       41,997         40,902 (3)        369,666

Restricted investments                                                1,166         (1,009)(2)            157
Goodwill, net                                           59,610        8,841         45,450 (4)        113,901
Debt issuance costs, net                                 4,738                                          4,738
Other assets                                            18,220        1,770                            19,990
                                                     -------------------------------------          ---------
                                                     $ 470,958    $  63,659      $  86,352          $ 620,969
                                                     =====================================          =========



   Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable and accrued liabilities            $44,469    $   4,065                         $  48,534
   Current portion of long-term debt                     1,094        1,185          ($651)(5)          1,628
   Current portion of capitalized lease Obligations        518                                            518
                                                     -------------------------------------          ---------
        Total current liabilities                       46,081        5,250           (651)            50,680

Long-term debt                                         255,839       44,909         83,570 (5)        384,318
Capitalized lease obligations                           25,631                                         25,631
Deferred taxes                                          24,200        1,307         15,626 (6)         41,133
Other liabilites                                         5,312                                          5,312

Stockholders' equity
   Preferred stock
   Common stock                                            177            9             (9)(7)            177
   Common stock held in escrow                                         (412)           412 (7)
   Additional paid-in-capital                           75,419       10,904        (10,904)(7)         75,419
   Retained earnings                                    38,299        1,692         (1,692)(7)         38,299
                                                     -------------------------------------          ---------
        Total stockholders' equity                     113,895       12,193        (12,193)(7)        113,895
                                                     -------------------------------------          ---------
                                                     $ 470,958    $  63,659      $  86,352          $ 620,969
                                                     =====================================          =========

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                 The Multicare Companies, Inc. and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                          Year ended December 31, 1995
                      (In thousands, except per share data)



                                                                                       Adjustments
                                                    -----------------------------------------------------------------------

                                                                                   Concord
                                                     Year ended     Six months ended  Six months ended      Year ended
                                         Multicare  June 30, 1995   December 31, 1994 December 31, 1995   December 31, 1995
                                         Historical     (1a)             (1b)               (1c)               (1d)
                                         ---------  --------------  ----------------  -----------------  -----------------

Net revenues                             $353,048         $38,430           $14,389            $28,568            $52,609

Expenses:
  Facility operating expenses             270,224          28,515            10,464             21,153             39,204
  Corporate, general and administrative    17,643           2,698             1,054              1,930              3,574
  Depreciation and amortization            13,171           1,703               630              1,213              2,286
                                         ---------  --------------  ----------------  -----------------  -----------------
     Total expenses                       301,038          32,916            12,148             24,296             45,064
                                         ---------  --------------  ----------------  -----------------  -----------------

     Income from operations                52,010           5,514             2,241              4,272              7,545

Other income (expense)                    (16,065)         (2,268)             (746)            (2,041)            (3,563)

     Income (loss) before income taxes
                                         ---------  --------------  ----------------  -----------------  -----------------
        and extraordinary item             35,945           3,246             1,495              2,231              3,982

Income tax expense (benefit)               13,798           1,180               654                764              1,290

                                         =========  ==============  ================  =================  =================
     Income before extraordinary item     $22,147          $2,066              $841             $1,467             $2,692
                                         =========  ==============  ================  =================  =================

Income before extraordinary item per share  $1.25

Weighted average shares outstanding        17,675


                                             Pro Forma    Multicare
                                             Adjustments  Pro Forma
                                             -----------  ----------

Net revenues                                                $405,657

Expenses:
  Facility operating expenses                                309,428
  Corporate, general and administrative         ($1,000)(2)   20,217
  Depreciation and amortization                   1,438 (3)   16,895
                                             -----------  ----------
     Total expenses                                 438      346,540
                                             -----------  ----------

     Income from operations                        (438)      59,117

Other income (expense)                           (5,468)(4)  (25,096)

     Income (loss) before income taxes
                                             -----------  ----------
        and extraordinary item                   (5,906)      34,021

Income tax expense (benefit)                     (1,516)(5)   13,572

                                             ===========  ==========
     Income before extraordinary item           ($4,390)     $20,449
                                             ===========  ==========

Income before extraordinary item per share                     $1.16

Weighted average shares outstanding                           17,675

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




Pro Forma Balance Sheet

In February 1996, the Company completed the acquisition of Concord. The Company acquired the outstanding capital stock and warrants of Concord for approximately $75,000 including transaction costs, repaid approximately $41,000 of debt, and assumed historical debt of approximately $4,000. The acquisition was financed through the Company's credit facility. The acquisition has been accounted for using the purchase method of accounting.

The pro forma balance sheet has been presented assuming the acquisition of Concord occurred on December 31, 1995. The pro forma adjustments are as follows:

(1)   Reflects the historical balance sheet of Concord at December 31, 1995.

(2) To reclassify cash balances previously restricted as to use by loan agreement which was repaid in connection with acquisition.

(3) The allocation of a portion of the purchase price to property, plant and equipment, reflecting fair market value of facilities acquired based on appraised values.

(4) Increase in goodwill resulting from purchase price in excess of fair market value of net assets acquired and elimination of Concord assets with no future value.

(5) Additional borrowings under the Company's revolving credit facility to complete the acquisition and repayment of certain Concord existing debt.

(6) Increase in deferred taxes to reflect the difference in fair values assigned and tax basis of assets and liabilities acquired.

(7)   Elimination of shareholders' equity of Concord.


Pro Forma Statement of Operations

The pro forma adjustments to the statement of operations are as follows:

(1a) Reflects the historical results of operations of Concord for the year ended June 30, 1995.

(1b) Reflects the historical results of operations of Concord for the six months ended December 31, 1994.

(1c) Reflects historical results of operations of Concord for the six months ended December 31, 1995.

(1d) Reflects the historical results of operations of Concord for the year ended December 31, 1995.

(2) Corporate, general and administrative expense has been adjusted to reflect the elimination of duplicative positions at Concord which have been vacated and will not be replaced, consolidation of Concord corporate offices, and elimination of various public company costs incurred by Concord.

                THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


(3) Depreciation and amortization expense has been increased by amortization of goodwill incurred in the acquisition, depreciation resulting from the allocation of the Company's purchase price to Concord property, plant and equipment, and adjustments to conform Concord's accounting policies to those of the Company.

(4) For the year ended December 31, 1995, net interest expense has been increased to reflect the financing of the acquisition with the Company's credit facility bearing interest at an average rate of 7%, and the assumption of Concord debt at fair market value of approximately 8%.

(5) Income tax expense has been adjusted to reflect an effective tax rate of approximately 40% for federal and state taxes.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                      The Multicare Companies, Inc.


                                       /s/ STEPHEN R. BAKER
                            -------------------------------------------------
                                           Stephen R. Baker
                            Executive Vice President, Chief Financial Officer



 May 6, 1996

                           CONCORD HEALTH GROUP, INC.

                        Consolidated Financial Statements
                        as of June 30, 1995 and 1994 and
                          for the years ended June 30,
                              1995, 1994, and 1993

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Concord Health Group, Inc:

We have audited the accompanying consolidated balance sheets of Concord Health Group, Inc. as of June 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Concord Health Group, Inc. as of June 30, 1995 and 1994, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.






/s/ Coopers & Lybrand LLP
COOPERS & LYBRAND LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania
August 15, 1995, except for
Note 17 as to which the date
is September 12, 1995

                                 CONCORD HEALTH GROUP, INC.
                                CONSOLIDATED BALANCE SHEETS

                                   (DOLLARS IN THOUSANDS)


                                                                          June 30,
                                                                  ------------------------
                                                                    1995            1994
                                                                    ----            ----


Current assets
    Cash and cash equivalents                                      $ 1,534       $ 1,237
    Accounts receivable, net of allowance for
          doubtful accounts of $376 and $156, respectively           5,473         2,639
    Receivables from related parties                                     8           512
    Restricted investments                                              65           603
    Subordinated notes receivable                                       78           321
    Deferred income taxes                                              142            --
                                                                       679           343
    Other current assets                                               ---           ---
             Total current assets                                    7,979         5,655


Restricted investments                                                 667            --
Property, plant and equipment, net                                  41,052        21,748
Intangible assets, net                                               7,940           190
Subordinated notes receivable                                          348         1,062
Other assets                                                         1,230           447
                                                                    ------         -----
             Total assets                                          $59,216       $29,102
                                                                    ======       =======

             LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Short-term borrowings                                               --           920
    Current maturities of long-term debt                             1,089           798
    Accounts payable and accrued expenses                            5,002         2,179
    Accrued salaries and payroll                                       549           610
    Payable to related parties                                          19           705
                                                                      ----          ----
          Total current liabilities                                  6,659         5,212


Deferred income taxes                                                1,309            --
Payable to related parties                                              --           559
Long-term debt                                                      39,560        24,494
                                                                    ------        ------
              Total liabilities                                     47,528        30,265
                                                                    ------        ------


Commitments and contingencies
Mandatorily redeemable common stock                                     --         1,375
                                                                                   -----


Shareholders' equity (deficit):
    Preferred stock, 1,000,000 shares authorized;
      none issued                                                       --            --
    Common stock and partners' capital                                  --             4
    Common stock, $.001 par value - 30,000,000
      shares authorized; 7,662,203 outstanding                           7            --
    Additional paid-in capital                                      11,811          (190)
    Retained earnings (deficit)                                        281        (1,644)
                                                                     -----         ------
                                                                    12,099        (1,830)
    Shares held in escrow                                            (411)             --
    Due from shareholders                                               --          (708)
                                                                     -----         ------
              Total shareholders' equity (deficit)                  11,688        (2,538)
                                                                    ------        -------
                 Total liabilities and shareholders' equity
                 (deficit)                                         $59,216        $29,102
                                                                    ======         ======




                                  The accompanying notes are an integral part
                                    of the consolidated financial statements.

                                              CONCORD HEALTH GROUP, INC.
                                         CONSOLIDATED STATEMENTS OF OPERATIONS


                                        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

                                                        -------

                                                                              For the Years Ended
                                                                                   June 30,
                                                                    ------------------------------------
                                                                        1995         1994         1993
                                                                        ----         ----         ----

Operating revenue:
    Basic services                                                   $19,441      $14,888     $ 11,221
    Specialty medical services                                        16,663        7,288        3,532
    Management services                                                1,524          900        1,447
    Rental income                                                        360          360          360
    Other income                                                         442          488          402
                                                                      ------       ------       ------
       Total operating revenues                                       38,430       23,924       16,962
                                                                      ------       ------       ------


Operating expenses:
    Salaries, wages and benefits                                      16,013       10,731        7,011
    Supplies and other operating expenses (includes $237,
       $108 and $223 of related parties)                               9,336        5,463        4,622
    Purchased services (includes $2,007, $1,312 and $1,263 of
       related parties)                                                3,166        1,967        1,188
    General corporate expense (includes $155, $115 and
       $43 of related parties)                                         2,698        1,361        1,429
Interest expense, net (includes $46, $122 and $53
       of related parties)                                             2,268        2,503        2,147
Depreciation and amortization                                          1,703        1,217          950
                                                                      ------       ------       ------
    Total expenses                                                    35,184       23,242       17,347
                                                                      ------       ------       ------
                                                                       3,246          682         (385)
Non-operating income                                                      --           --          322
                                                                      ------       ------       ------
Income (loss) before income taxes and
    extraordinary item                                                 3,246          682          (63)
Provision for income taxes                                             1,180           --           --
                                                                      ------       ------       ------
Income (loss) before extraordinary item                                2,066          682          (63)
Extraordinary loss on debt refunding, net
    of taxes of $74 in 1995                                             (141)        (683)          --
                                                                      ------       ------       ------
Net Income (loss)                                                    $ 1,925      $    (1)      $  (63)
                                                                      ======       ======       ======

Earnings per share data:
    Earnings before extraordinary item                               $   .27
    Extraordinary loss                                                $ (.01)
    Net income                                                       $   .26
      Weighted average common and common
        share equivalents outstanding                                 12,917


Pro forma income data (unaudited):
    Income (loss) before income taxes and
      extraordinary loss                                             $ 3,246      $   682      $   (63)
Pro forma income tax provision                                        (1,206)        (186)        (197)
Extraordinary loss net of pro forma tax benefit                         (141)        (652)          --
                                                                      -----        ------       ------
Net income (loss) after pro forma tax provisions                     $ 1,899      $  (156)     $  (260)
                                                                      ======       ======       ======







                                  The accompanying notes are an integral part
                                    of the consolidated financial statements.

                                            CONCORD HEALTH GROUP, INC.
                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                 FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                             (DOLLARS IN THOUSANDS)

                                                ----------------

                                            Common Stock Additional  Retained    Shares
                                            and Partners' Paid-In    Earnings     Held     Due from
                                              Capital     Capital   (Deficit)  in Escrow   Shareholders  Total
                                              -------     -------   ---------  ---------   ------------  -----
Balance at June 30, 1992                          4        2,366     (1,580)       --         (450)       340

Net loss                                                                (63)                              (63)

Distributions to shareholders                               (407)                                        (407)

Changes in due from shareholders                                                              (258)      (258)
                                              ------     -------     ------      -------     -----    -------


Balance at June 30, 1993                          4        1,959     (1,643)       --         (708)      (388)

Net loss                                                                 (1)                               (1)

Payments to repurchase common stock                         (215)                                        (215)

Reclassification of mandatorily
  redeemable common stock                                 (1,375)                                      (1,375)

Distributions to shareholders                               (559)                                        (559)
                                              ------     -------     ------      -------     -----    -------


Balance at June 30, 1994                          4         (190)    (1,644)        --        (708)    (2,538)

Effects of Reorganization with KBLHAC             3       11,936                                       11,939

Cancellations of amounts due from
  shareholders                                              (708)                              708        --

Distributions to shareholders                               (624)                                        (624)

Shares issued for acquisitions                             1,397                  (411)                   986

Net income                                                            1,925                             1,925

                                              ------     -------     ------      -------     ------   -------
Balance at June 30, 1995                      $   7     $ 11,811    $   281    $  (411)    $   --    $ 11,688
                                              ======     =======     ======      =======     ======   =======




                                   The accompanying notes are an integral part
                                    of the consolidated financial statements.

                                               CONCORD HEALTH GROUP, INC.
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 (DOLLARS IN THOUSANDS)

                                                      -----------



                                                                              For the Years Ended
                                                                                   June 30,
                                                                      -------------------------------
                                                                        1995         1994        1993
                                                                        ----         ----        ----



Cash flows from operating activities:
  Net income (loss)                                                  $ 1,925       $   (1)      $  (63)
  Adjustments to reconcile net income (loss) to
         net cash provided by operating activities:
    Depreciation and amortization                                      1,748        1,328        1,079
    Provision for losses on accounts receivable                          312           99           81
    Accretion of discount on subordinated
         note receivable                                                 (41)         (38)         (29)
    Charge-off of deferred financing fees                                152          146           --
    Charge-off of subordinated note receivable                           925           --           --
    Write-off of payable to shareholders                                (880)          --           --
    Deferred income taxes                                                338           --           --
    Changes in operating assets and liabilities:
       (Increase) in accounts receivable                              (2,012)      (1,083)        (943)
       (Increase) decrease in receivables
              from related parties                                        --         (384)         453
       (Increase) in prepaid expenses, inventory
              and other assets                                          (793)        (324)         (99)
       Increase in accounts payable,
              accrued expenses and accrued payroll                     1,490         1,073        (179)
       (Decrease) increase in payable to
              related parties                                             19          (16)          16
       Other changes                                                      --           19           --
                                                                         ---        -----        -----
          Net cash provided by operating activities                    3,183          819          316
                                                                       -----        -----        -----
Cash flows from investigating activities:
    Purchase of property, plant and equipment                         (1,968)        (699)      (5,144)
    (Increase) or decrease in subordinated notes receivable               73           --       (1,316)
    Decrease in receivable from related parties                          504           --           --
    (Increase) or decrease in restricted investments                   (124)           (8)        (593)
    (Increase) in intangible assets                                                    (5)         (78)
    Acquisitions, net of cash acquired                                (8,213)          --           --
                                                                      ------        -----        -----
          Net cash used for investing activities                      (9,713)        (712)      (7,131)
                                                                      ------        -----        -----
Cash flows from financing activities:
    Increase (decrease) in short-term borrowings                        (920)         170          616
    Proceeds from issuance of long-term debt                           8,559        1,937        6,191
    Payments on long-term debt                                       (10,368)        (655)        (706)
    Change in payable to shareholders                                   (384)        (374)       1,121
    Distributions to shareholders                                       (624)        (559)        (407)
    Change in due from shareholders                                       --           --         (194)
    Payments to repurchase common stock                               (1,375)        (215)          --
    Net proceeds from Reorganization after transaction costs          11,939           --           --
                                                                      ------        -----        -----
          Net cash provided by financing activities                    6,827          304        6,621
                                                                      ------        -----        -----
Increase (decrease) in cash and cash equivalents                         297          411         (194)
Cash and cash equivalents at beginning of period                       1,237          826        1,020
                                                                      ------        -----        -----
Cash and cash equivalents at end of period                            $1,534      $ 1,237       $  826
                                                                      ======        =====        =====




                                    The accompanying notes are an integral part
                                     of the consolidated financial statements.

                           CONCORD HEALTH GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                    ---------

1.   Company Background and Significant Accounting Policies:
     ------------------------------------------------------

     CHG and its wholly-owed subsidiaries (the Company) are engaged primarily in the development, ownership and management of facilities which provide subacute, skilled, rehabilitative and intermediate nursing care, residential care and personalized services to the elderly in independent living and assisted living units. The Company also provides management, institutional pharmacy and other services for its own facilities and to unaffiliated facilities.

     In August 1994, KBL Healthcare Acquisition Corp. (KBLHAC) merged with Concord Service Corporation and Affiliates (Concord), a group of commonly controlled S-Corporations and a partnership (the Reorganization). Upon consummation of the Reorganization, KBLHAC changed its name to Concord Health Group, Inc. (CHG), which became the parent company of the Concord entities which are now C-Corporations.

     Upon consummation of the Reorganization, KBLHAC issued 3,500,000 shares of its common stock and paid cash of $1,375,000 to a minority shareholder of Concord to acquire all of the outstanding common stock and partnership interests of the Concord entities. CHG changed its year end to June 30 immediately after the Reorganization which has been treated as a capital stock transaction by the Company for accounting purposes. Under this method of accounting, the transaction is considered to be equivalent to the issuance of stock by Concord in exchange for the net assets of KBLHAC as of the closing date, accompanied by a recapitalization of Concord. The historical financial statements of KBLHAC on a prospective basis are the historical financial statements of Concord.

     KBLHAC's cash and trust fund assets as of the closing date of approximately $14,826,000 were used by the Company to retire $10,506,000 of long and short-term debt, to pay $58,000 of accrued interest on the debt retired, to redeem the common stock and the partnership interest of a minority shareholder of Concord for $1,375,000 and to pay transaction and other costs of the Reorganization of approximately $2,887,000.

     (a)    Principles of Consolidation and Basis of Presentation:
            -----------------------------------------------------

            The financial statements as of June 30, 1995 and 1994 and for the three years ended June 30, 1995 are consolidated financial statements which include the accounts of CHG and its wholly-owned subsidiaries. The 1995 financial statements include the accounts of the acquired companies discussed in Note 2 from their respective acquisition dates. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     (b)    Cash and Cash Equivalents:
            -------------------------

            Cash and cash equivalents consist of cash and short-term investments purchased with original maturities of three months or less. Cash equivalents are stated at cost which approximates market value.

     (c)    Inventory:
            ---------

            Inventories of pharmaceuticals and supplies are included in other current assets and are stated at the lower of cost or market. Cost is determined primarily on the first-in, first-out method.

     (d)    Property, Plant and Equipment:
            -----------------------------

            Property, plant and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives ranging from four years to 40 years. Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations. Costs of additions and betterments are capitalized. Interest costs associated with construction or renovations are capitalized in the period in which they are incurred.

     (e)    Intangible Assets:
            -----------------

            Goodwill is being amortized on a straight-line basis over lives ranging from 15 to 20 years. Organization costs and costs incurred in connection with the arrangement of certain financings have been capitalized and are being amortized on a straight-line basis over five years and the term of the related debt, respectively. The Company evaluates the realizability of goodwill based upon expectations of nondiscounted cash flows and operating income for each subsidiary having a material goodwill balance.

     (f)    Basic Services and Specialty Medical Services Revenues:
            ------------------------------------------------------

            Basic services and specialty medical services revenues are recorded at the estimated net realizable amounts from residents, third-party payors (e.g. Medicare, Medicaid, managed care companies and insurers) and other for services rendered.

            Revenues under Medicare and Medicaid payor agreements are subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and the interim or final settlements are reported in operations in the year of settlement.

     (g)    Management Services and Rental Income:
            -------------------------------------

            Management service revenues are recorded when the services are rendered and rental income is recorded on the accrual basis over the term of the lease.

     (h)    Income Taxes:
            ------------

            The Subchapter S and partnership elections were automatically terminated when the entities became wholly-owned subsidiaries of CHG. Accordingly, a pro forma provision for income taxes is presented as if the Company were taxed as a C Corporation during the periods prior to the Reorganization. Upon termination of the Concord entities' S-Corporation and partnership elections, the Company became subject to the provisions of Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes". As a result, the Company records deferred taxes for the effect of cumulative temporary differences between the tax and book bases of its assets and liabilities.

     (i)    Earnings Per Share:
            ------------------

            The weighted average shares outstanding for the year ended June 30, 1995 have been determined in accordance with the modified treasury stock method which limits the repurchase common shares to 20% of the Company's outstanding shares as of the end of the period at the average market price during the period.

     (j)    Pro Forma Earnings Per Share:
            ----------------------------

            The pro forma earnings per share for the year ended June 30, 1994 of $.14 before extraordinary loss and $(.04) on net income reflect the Company's results assuming that the Concord entities would have been taxed as C-Corporations and are computed assuming 3,500,000 shares were outstanding for the period in the same manner as described in
            Note 1(i) above.

     (k)    Supplementary Earnings Per Share Data (unaudited):
            -------------------------------------------------

            For the year ended June 30, 1995, supplementary earnings per share was $.27 on income before extraordinary loss on debt refunding and $.26 on net income based on 13,472,000 weighted average shares outstanding. For the year ended June 30, 1994, supplementary earnings per share was $.16 on income before extraordinary loss and $.10 on net income based on 7,028,000 weighted average shares outstanding. Supplementary earnings per share for the years ended June 30, 1995 and 1994 are calculated assuming that


                                    Continued
            the Reorganization was consummated at the beginning of the respective periods and the Company retired $10,506,000 of its outstanding debt on July 1, 1994 and 1993, respectively. The weighted average shares outstanding and the method used for computing earnings per share is the same as that described in Note 1(i) above. Shares issuable pursuant to the warrants aggregating 6,050,000 and 590,000 options have been excluded from the computations for the year ended June 30, 1994 because their effect is not dilutive.

     (l)    Recently Issued Pronouncements:
            ------------------------------

            Statement of Financial Accounting Standards No. 121 on Impairments of Long Lived Assets will apply to the Company beginning in the year ending June 30, 1995, but will not have a material impact.

     (m)    Reclassifications:
            -----------------

            Certain amounts in the consolidated financial statements for prior years have been reclassified to conform to the 1995 presentation.

2.   Acquisitions:
     ------------

     (a)    Acquisition of Berks Nursing Homes, Inc. and Lehigh Nursing Homes,
            ------------------------------------------------------------------
            Inc.:
            ----

            The Company developed two 120-bed skilled nursing facilities for Berks Nursing Homes, Inc. (Berks) and Lehigh Nursing Homes, Inc. (Lehigh) which were owned by certain of the Company's executive officers and shareholders. The facilities were developed for sale to Berks/Lehigh Healthcare Corporation (BLHC), an unrelated nonprofit organization. The Company assisted with completing tax-exempt financing of approximately $17 million for BLHC in May 1993 and the bond proceeds were placed in escrow to provide for the purchase of the facilities by BLHC from the Berks and Lehigh shareholders on or before February 1, 1995. This transaction structure provided the Berks and Lehigh shareholders the opportunity to develop and manage the facilities since they were unable to obtain the financing necessary to own the facilities represented by their Certificates of Need. In connection with this financing, the Company made a loan of approximately $925,000 to BLHC which bore interest at 12.5% and was subordinated to all claims of BLHC's tax-exempt bondholders and general creditors. In connection with this subordinated loan, the Company borrowed $880,000 from Berks and Lehigh pursuant to a note payable agreement which bore interest at 12.5% and provided that the $880,000 would be repaid only to the extent that the $925,000 subordinated note receivable from BLHC was collected.

            In connection with the Reorganization, the Berks and Lehigh shareholders granted CHG an option to purchase the facilities in the event that the sale to BLHC was not consummated. The Berks and Lehigh shareholders also indemnified CHG against any and all losses relating to the development and sale of the two facilities. The sale of the facilities to BLHC was not consummated and CHG exercised its option to purchase the facilities. On March 24, 1995, the Company purchased all of the outstanding common stock of Berks and Lehigh. The purchase price of approximately $15.7 million. including direct acquisition costs, was paid in CHG common stock (147,598 shares of CHG common stock which is restricted) with an estimated fair value of $574,000 (net of a 25% discount due to the restrictions on sale of the stock), cash of $773,000 and the assumption of approximately $14.9 million of liabilities. A special subcommittee of the Board of Directors was appointed to review and analyze the determination of the purchase price which was based on appraisals prepared by independent consultants, discounted cash flow analyses prepared by management and an analysis of comparable transactions by an independent investment banking firm. The Board of Directors voted unanimously to approve the mergers and the consideration paid. The members of the Board of Directors who are Berks and Lehigh shareholders abstained from all deliberations on this matter as well as the vote on the related resolution. Accordingly. the Company wrote-off the $925,000 subordinated note receivable and the related $880,000 note payable.

            The acquisition has been accounted for using the purchase method. The excess of the purchase price over the net assets acquired has been allocated to property, plant and equipment to record it at its appraised fair

                                    Continued
            value. The remainder of the excess of approximately $2,083,000 has been recorded as goodwill which is being amortized over an estimated useful life of twenty years.

     (b)    Acquisition of National Pharmacy Service, Inc. (NPS):
            ----------------------------------------------------

            Effective January 1, 1995, the Company acquired all of the outstanding common stock of NPS, an institutional pharmacy business. The purchase price of approximately $4,081.000, including direct acquisition costs, was paid $3,131,000 in cash and a $950,500 note payable to the sellers who are now officers of the Company at a rate of 7.875 %. The purchase price is subject to downward adjustment to the extent that NPS's earnings before interest, taxes, depreciation and amortization (EBITDA) for the year ended December 31, 1995 is less than its EBITDA for the twelve months ended September 30, 1994. The note payable to the sellers is payable 40% on April 1, 1996 and 60% on January 1, 1998. However, the payments on these notes payable would be reduced by 5.5 times any EBITDA shortfall. Since ultimate payment of the $950,500 portion of the purchase price is uncertain until NPS's 1995 EBITDA is known, this portion of the purchase price will not be recorded until payment is assured beyond a reasonable doubt. As a result, the acquisition has been recorded at a purchase price of $3,130,500 and has been accounted for using the purchase method. The excess of the purchase price over the fair value of the net assets acquired of approximately $2,556,000 is being amortized over a 20-year estimated useful life using the straight-line method. If the EBITDA target is met, additional goodwill will be recorded for the $950,500.

     (c)    Acquisition of National Healthcare Services, Inc. (NHS):
            -------------------------------------------------------

            Effective January 1, 1995, the Company acquired the business and certain of the assets of NHS, a nursing facility management company. The consideration for the acquisition was paid through the issuance of 199,605 shares of unregistered CHG common stock. The purchase price is subject to downward adjustment to the extent that NHS does not generate $2.7 million in revenues for the three year period ending January 1, 1998. One-half of the shares issued have been placed in escrow. As a result, the purchase price of approximately $438,000, including direct acquisition costs, has been recorded for one-half of the shares issued since issuance of the remaining shares to the seller is not assured beyond a reasonable doubt. Also, the value assigned to the shares issued has been discounted by 25% from the quoted market price since the shares are restricted. The acquisition has been accounted for using the purchase method and the excess of the purchase price over the fair value of the net assets acquired of approximately $316,000 is being amortized over the 15-year estimated useful life using the straight-line method. The purchase price could be adjusted to record additional goodwill of up to $412,000 if the revenue target is achieved.

     (d)    Acquisition of Hillcrest Nursing Center Associates (Hillcrest):
            --------------------------------------------------------------

            On January 31, 1995, the Company completed the acquisition of all of the operating assets of Hillcrest which operates a 121-bed skilled nursing and rehabilitation facility. The purchase price of approximately $5,126,000, including direct acquisition costs, was paid $2,003,000 in cash. the assumption of $2,558,000 of long-term debt and a consulting agreement of $565,000 which requires payments over the next five years. The acquisition has been accounted for using the purchase method and the excess of the purchase price over the net assets acquired has been allocated to Hillcrest's fixed assets to record them at their appraised fair values.

     (e)    Acquisition of American Therapy Corporation(ATC):
            ------------------------------------------------

            On February 3, 1995, the Company acquired the business and certain of the assets of ATC, a company which provides physical, speech and occupational therapy services. The total consideration of $2,310,000, including direct acquisition costs, was paid in cash. The acquisition has been accounted for using the purchase method and the excess of the purchase price over the fair value of the net assets acquired of approximately $2,315,000 is being amortized over an estimated useful life of 20 years using the straight-line method.

                                    Continued

     (f)    Pro Forma Financial Information (unaudited):
            -------------------------------------------

            The following unaudited pro forma financial information shows the results of the Company's operations as though the acquisitions discussed above had been completed as of the beginning of the respective periods (dollars in thousands):

                                         Year Ended         Year Ended
                                        June 30, 1995      June 30, 1994
                                        -------------      -------------

            Total Operating Revenue     $   47,605         $   35,713
            Net Income                  $      934         $    1,350
            Earnings Per Share          $     0.18         $     0.18

            The estimated pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions been made at the beginning of the respective periods.

     (g)    Acquisition Related Cash Flow Information:
            -----------------------------------------

            Acquisition related non-cash investing activities for the year ended June 30, 1995 were as follows (dollars in thousands):

            Fair value of assets acquired                          $ 27,714
            Liabilities assumed                                     (18,515)
            Fair value of stock issued                                 (986)
            Cash paid for acquisitions, net of $79 cash acquired    $ 8,213
                                                                    -------

3.   Concentration of Credit Risks:
     -----------------------------

     Approximately 21% and 30% of the Company's accounts receivable are from Medicaid programs and 22% and 20% are from Medicare programs at June 30, 1995 and 1994, respectively. Should the related government agencies suspend or significantly reduce contributions to these programs. the Company's ability to collect on its receivables would be adversely affected. Management believes that the remaining receivable balances from various payors do not represent any concentration of credit risk to the Company. Management continually monitors and adjusts its allowance for doubtful accounts and contractual allowances associated with these receivables. Federal law limits the degree to which states are permitted to alter Medicaid programs.

4.   Restricted Investments:
     ----------------------

     At June 30. 1995, restricted investments represent debt service reserve accounts maintained with several of the Company's lenders as well as certain escrow accounts related to a HUD mortgage which are invested in certificates of deposit and other cash equivalents. At June 30, 1994. this investment represented a $593,000 face value U.S. Treasury Bill which matured in February, 1995 and was pledged as collateral for a $2,000,000 standby letter of credit from a bank in connection with the construction financing of Berks and Lehigh which expired on March 15, 1995.



























                                    Continued

5.   Property, Plant and Equipment:
     -----------------------------

     Property, plant and equipment are comprised of the following (dollars in thousands):

                                                            June 30,
                                                          ------------
                                                   1995                 1994
                                                   ----                 ----

       Land and land improvements                  $4,040             $ 2,297
       Buildings and improvements                  29,218              14,531
       Fixed and moveable equipment                 9,112               5,636
       Assets leased to others                      2,945               2,935
       Vehicles                                       243                  66
       Construction in progress                       992                 -
                                                      ---               -----

                                                   46,550              25,465
       Less: Accumulated depreciation               5,498               3,717
                                                    -----               -----

                                                 $ 41,052            $ 21,748
                                                   ======              ======

     Accumulated depreciation includes approximately $506,000 and $396,000 relating to assets leased to others at June 30, 1995 and 1994. respectively. Depreciation expense related to property, plant and equipment for the years ended June 30, 1995, 1994 and 1993 was approximately $1,539,000, $1,199,000 and $934,000, respectively. Total interest cost incurred during the years ended June 30, 1995, 1994 and 1993 was $2,226,000, $2.392,000 and $2,018,000 of which $0, $29,000 and $72,000 was capitalized, respectively.

     The Company is the lessor of an 80-unit assisted living facility under an operating lease which expires in July 2000 The lessee pays all utilities, property taxes and other costs relating to the facility. Minimum future rentals to be received on this noncancellable lease are $360,000 annually.

     Operating expenses related to assets leased to others were approximately $351,000, $414,000 and $451,000 (including depreciation expense of $111,000, $103,000 and $103,000) for the years ended June 30, 1995, 1994 and 1993, respectively.

6.   Intangible Assets:
     -----------------

     Intangible assets, net consist of the following (dollars in thousands):

                                               June 30,
                                          1995          1994
                                          ----          ----

     Goodwill                           $ 7,401          $ -
     Financing fees                         725          245
     Organization costs                      52           32
                                             --           --
                                          8,178          277
     less accumulated amortization          238           87
                                            ---           --
                                        $ 7,940        $ 190
                                          =====          ===

     Amortization expense related to intangible assets for the years ended June 30, 1995, 1994 and 1993 was approximately $209,000, $129,000 and $145,000, respectively, and included amortization of deferred financing costs of approximately $45,000, $111,000 and $129,000. respectively which was recorded as interest expense.

     The increase in other assets in 1995 relates primarily to deferred costs for the development of assisted living facilities,




                                    Continued

7.   Subordinated Notes Receivable:
     ------------------------------

     Subordinated notes receivable consist of the following (dollars in thousands):

                                                                June 30,
                                                            ---------------
                                                            1995       1994
                                                            ----       ----

      Alpha Housing and Healthcare. Inc.                   $ 426      $ 458
      Berks/Lehigh Healthcare Corporation (see Note 2(a))     --        925
                                                              --      -----
                                                             426      1,383
      Less current portion                                   (78)      (321)
                                                             ----     ------
                                                           $ 348     $1,062
                                                             ===      =====

     In August 1992, Concord earned fees for assigning its rights to purchase two nursing facilities and arranging the tax-exempt financing for Alpha Housing and Healthcare, Inc. (Alpha Housing). an unrelated nonprofit organization, which purchased the facilities. Concord manages these two facilities for Alpha Housing. in August 1992, Concord loaned Alpha Housing $638,000 pursuant to the financing arrangements for Alpha Housing's purchase of the facilities, which is collateralized by a second mortgage on the two facilities and bears interest at 9%. If the unpaid balance of principal plus accrued interest reaches $800,000. interest ceases to accrue on the note until a payment has been received from Alpha Housing. The note receivable is subordinated. Management estimates that only nominal payments will be received on the note for approximately seven years. After that time, management expects that the available cash flows of the two facilities will be sufficient to make annual payments to Concord which would allow for the payment of interest on the note receivable at 9% such that the balance would not exceed $800,000.

     For financial reporting purposes, the Company discounted the note receivable to provide for the accrual of interest at an effective rate of 9% on the net carrying value of the note over the estimated period until Alpha Housing is expected to begin making payments on the note. The discount of approximately $247,000 was recorded as a reduction of the fee revenues which Concord earned in connection with the purchase and financing of the facilities by Alpha Housing and is being amortized using the interest method. The amount of the unamortized discount at June 30, 1995 and 1994 was $139,000 and $180,000, respectively.

8.   Short-Term Borrowings:
     ---------------------

     In December 1994, CHG obtained a $1,000,000 working capital line of credit from a bank which is due on demand and bears interest at the bank's national commercial rate (8.0% at June 30, 1995) plus 0.75% which is payable monthly. This line of credit is collateralized by the accounts receivable and certain other assets of CHG and two of its subsidiaries as well as the collateral for the $13.9 million credit facility described in
     Note 9. As of June 30, 1995, the borrowing limit was $983,000 which was unused. This borrowing agreement prohibits the payment of dividends.

     At June 30, 1994, short-term borrowings were at rates ranging from 8.25% to 8.75% and were collateralized by certain real and personal property of certain subsidiaries. Interest expense on short-term borrowings for the years ended June 30, 1995, 1994 and 1993 was $49,000, $74.000 and $34.000,
     respectively.






















                                    Continued

9.   Long-Term Debt:
     --------------

     Long-term debt consisted of the following (dollars in thousands):


                                                             June 30,
                                                        -----------------
                                                      1995            1994
                                                      ----            ----

      Mortgages Payable to Banks                    $ 39,882       $ 24,480
      Notes Payable to Banks                             236            788
      Other                                              531             24
                                                      ------         ------
                                                      40,649         25,292
      Less: Current portion                            1,089            798
                                                      ------         ------
                                                     $39,560       $ 24,494
                                                      ======         ======

     Mortgages Payable to Banks:
     ---------------------------

     In February, 1995, the Company obtained credit facilities aggregating $20,530,000 from a bank. The outstanding balance at June 30, 1995 was $20,446,000. The proceeds were used to refinance an existing mortgage loan and the construction loans for two nursing facilities, to fund a $517,000 debt service reserve fund with the lender, to fund financing costs and for working capital. This mortgage loan bears interest at LIBOR plus 2.75% (8.75% at June 30, 1995) and requires the Company to make monthly payments aggregating $172,000 for interest and principal and a final payment of approximately $19,262,000 in February, 2000. The mortgage loan is collateralized by the real and personal property of three of the Company's nursing facilities which had a carrying value of approximately $21.4 million at June 30, 1995, as well as a guarantee of CHG. The loan agreement requires the Company to maintain certain minimum debt service coverage ratios.

     In January, 1995, the Company obtained a $13.9 million credit facility. Borrowings on this credit facility were $13,772,000 at June 30, 1995 with interest at the bank's federal funds rate plus 3.50% (9.56% at June 30, 1995) and were collateralized by all real and personal property of three of the Company's nursing facilities and an independent living facility. The total carrying amount of assets pledged on the credit facilities and line of credit (see Note 8) was approximately $17.2 million at June 30, 1995. The loan agreements require the Company to maintain certain financial ratios. The Company was not in compliance with the net worth and tangible net worth ratio covenants at June 30, 1995 primarily as a result of the intangible assets and additional liabilities recorded in connection with the nursing facility acquisitions in March 1995 which had not been expected to occur at the time when this loan was negotiated. However, the Company obtained waivers of the ratio covenants from the lender through June 30, 1996.

     The remaining mortgage loans outstanding at June 30, 1995 represent three loans aggregating $5,664,000 at interest rates ranging from 8.06% to 9.5% with aggregate monthly payments of approximately $51,000 for principal and interest with balloon payments of $227,000 in September 1995 and $2,706,000 in March 1998. These mortgage loans are collateralized by the assets of the Company's assisted living facility. a skilled nursing facility and certain land with an aggregate carrying value of approximately $8.2 million.

     Mortgages payable at June 30, 1994, represent seven mortgages aggregating $24,480,000 with interest rates ranging from 6.25% to 9.5% which were collateralized by substantially all of the Company's real and personal property as well as guarantees from certain shareholders. As of June 30. 1995, all but two of these mortgage loans had been paid-off or refinanced except two with an aggregate balance of $3,155,000.

     Notes Payable to Banks:
     ----------------------

     At June 30, 1995, the outstanding note payable of $236,000 bears interest at 8% with monthly principal and interest payments of $6,100. At June 30, 1994, the $788,000 of notes payable bore interest at rates ranging from 8.0% to 8.5%. In connection with the Reorganization, $500,000 of these notes were repaid.









                                    Continued

     Other:
     -----

     Other long-term debt includes $515,000 payable over five years pursuant to a consulting agreement (see Note 2(d)) related to the Hillcrest acquisition with quarterly payments ranging from $25,000 to $32,500.

     At June 30, 1995, the aggregate maturities of long-term debt for the next five fiscal years ending June 30 are as follows (dollars in thousands):

                  1996           $ 1,089
                  1997             $ 905
                  1998           $ 3,569
                  1999             $ 922
                  2000           $19,771

     Interest paid, net of amounts capitalized, for the years ended June 30, 1995, 1994 and 1993 amounted to approximately $2,258,000, $2,445,000 and
     $2,012,000, respectively.

10.  Basic Services and Specialty Medical Services Revenues:
     ------------------------------------------------------

     The distribution of basic services and specialty medical services revenues by class of payor was as follows (dollars in thousands):

                                           For the Years Ended
                                                 June 30
                                     --------------------------------
                                      1995         1994        1993
                                      ----         ----        ----
     Class of Payor:
            Private pay and other    $17,873     $10,729     $ 7,446
            Medicaid                  10,604       6,670       4,784
            Medicare                   7,627       4,777       2,523
                                       -----       -----       -----

                                     $36,104     $22,176     $14,753
                                      ======      ======      ======
11.  Income Taxes:
     ------------

     The provision for income taxes, including the tax benefit of the extraordinary loss, consists of the following for the year ended June 30, 1995 (dollars in thousands):

               Federal:
                   Current                                 $  566
                   Deferred                                   249
               State:
                   Current                                    202
                   Deferred                                    89
                                                            -----
                                                           $1,106
                                                            =====

     The differences between the U.S. statutory tax rate and the Company's effective rate for the year ended June 30. 1995 are as follows:

               U.S. federal statutory tax rate                 34.0%
               State income taxes (net of federal benefit)      5.9
               Benefit of federal loss carryforwards           (5.5)
               Benefit of extraordinary loss                   (2.3)
               Amortization of assets not deductible            1.4
               Change in valuation allowance for state taxes    2.3
               Other                                           (1.7)
                                                               -----
                                                               34.1%
                                                               ====






















                                    Continued

       Tax effects of the significant temporary differences which comprise the deferred tax assets and liabilities at June 30, 1995 are as follows (dollars in thousands):

               Assets:
                 Provision for bad debts                     $ 152
                 Amortization of intangibles                   176
                                                               ---
                                                               328

               Liabilities:
                 Property, plant and equipment, net         (1,420)
                                                            (1,092)
                                                            -------
                 Valuation allowance                           (75)
                 Net deferred tax liability                $(1,167)
                                                            =======

       The change in the valuation allowance was $75,000 and relates to future deductible amounts for the excess of the tax basis for certain fixed assets. As of August 16, 1994, KBLHAC had net operating loss carryforwards (NOL's) for federal income tax purposes of approximately 525,000. The Company utilized the benefits of these NOL's during the current fiscal year.

       Cash paid for taxes was $861,000 for the year ended June 30, 1995 and no income taxes were paid during the year ended June 30, 1994.

       Pro Forma Income Tax Information (unaudited):
       --------------------------------------------

       The pro forma tax data is based on the assumption that, prior to the Reorganization, the Company was taxable as a C-Corporation and could utilize net operating loss benefits to reduce subsequently incurred federal income taxes. Immediately subsequent to the Reorganization, there are no such benefits available to the Company related to these net operating losses. The pro forma income tax provision results from state income taxes.

12.    Extraordinary Items and Nonoperating Income:
       -------------------------------------------

       In August 1994, the Company recognized extraordinary losses on the early extinguishment of certain mortgage loans payable and on the renegotiation of certain mortgage loans payable due to substantial modifications to the loan terms. The extraordinary loss of $215,000 before the tax benefit of $74,000 represents the charge-off of unamortized deferred financing fees of $152,000 and a prepayment penalty of $63,000.

       On April 1, 1994, Concord renegotiated and revised the interest rate on two mortgage loans from approximately 10.68% to LIBOR plus 2.0% (6.25% at June 30, 1994) and extended the maturity of these loans by approximately two years. Due to the substantial modifications to the terms of these loans, the original debt was considered extinguished for accounting
       purposes.   As a result, Concord recognized an extraordinary loss for the fees paid of $537,000 and the write-off of the unamortized deferred financing fees of $146, 000 related to the original debt.

       The Company recognized a gain of approximately $324,000 from the sale of the right to develop 60 long-term care beds in the year ended June 30, 1993 which is included in nonoperating income.

13.    Shareholder's Equity:
       --------------------

               Preferred Stock:
               ---------------

       The Company is authorized to issue 1,000,000 shares of preferred stock with such designation, voting and other rights and preferences as may be determined from time to time by the Board of Directors.



                                   Continued

       The Company recognized a gain of approximately $324,000 from the sale of the right to develop 60 long-term care beds in the year ended June 30, 1993 which is included in nonoperating income.

13.    Shareholders Equity:
       -------------------

               Preferred Stock:
               ---------------

       The Company is authorized to issue 1,000,000 shares of preferred stock with such designation, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

               Common Stock Warrants:
               ---------------------

       As of June 30, 1995, the Company had 6,050,000 redeemable common stock warrants outstanding each entitling the holder to purchase one share of common stock at an exercise price of $5.50 through April 19, 2000. The Warrants will be redeemable at a price of $.01 per Warrant in certain circumstances.

       The Company previously had 305,479 Unit Purchase Options (UPO's) outstanding. On May 1, 1995, the Company exchanged 315,000 shares of its common stock for all of the outstanding UPO's. This exchange has been accounted for as a purchase of the UPO's into treasury followed by a cancellation of the UPO's with no impact on total shareholders' equity.

               Outstanding Common Stock:
               ------------------------

       At June 30, 1994, KBLHAC had 3,500,000 shares of common stock outstanding. During the year ended June 30, 1995, 3,500,000 shares were issued in connection with the Reorganization, 347,203 shares were issued for acquisitions and 315,000 shares were issued in exchange for the UPO's.

               Due from Shareholders:
               ---------------------

       The amounts due from shareholders have been reported as a separate deduction from shareholders' equity since it was the intent of the Company to cancel the amounts due from shareholders upon consummation of the Reorganization.

               Shares Held in Escrow:
               ---------------------

       The shares held in escrow represent one-half of the shares (99,802 shares issued in connection with the acquisition of National Healthcare Services, Inc. (NHS) which will not be released to the NHS seller unless certain future revenue levels are attained (see Note 2(c)). The shares held in escrow ar included in the Company's earnings per share calculations. The NHS seller has the voting rights to these shares.

               Other Escrowed Shares:
               ---------------------

       Pursuant to the indemnification provisions of the Reorganization Agreement and the Berks/Lehigh Acquisition Agreement, the former owners of the Concord Entities and of Berks and Lehigh have escrowed 1,022,598 shares which they retain the voting rights to. For financial reporting purposes, these shares are treated as outstanding and are included in the Company's earnings per share calculations.

               Mandatorily Redeemable Common Stock:
               -----------------------------------

       In January 1994, the shareholders of the Company reached an agreement with a minority shareholder to purchase all of his interests in the Company and to repay his shareholder payables for a total sum of $1,625,000. The Company partially redeemed his interests in the Company and made a payment of $250,000 in January 1994 and granted the shareholder a put option to fully redeem the shareholder's interest not later than October 31, 1994 in exchange for cash and indebtedness aggregating the unpaid balance of the $1,625,000. The minority shareholder's remaining interest in the Company was redeemed August 16, 1994 upon consummation of the Reorganization.











                                    Continued

14.    Stock Option Plan:
       -----------------

       On August 12, 1994, the Company's shareholders approved the 1994 Stock Option Plan which permits the granting of incentive and non-qualified stock options to purchase an aggregate of 1,000,000 shares of CHG'S common stock to officers, directors, employees, consultants and advisors of the Company.

       Transactions under this plan for the year ended June 30, 1995, are summarized as follows:

                                             Shares
                                          Under Option            Price Range
                                          ------------            -----------

       Outstanding at July 1, 1994           590,000             $4.50 - $5.25
       Granted                               410,000             $5.25 - $5.50
       Exercised                                  --                        --
       Cancelled                             (21,500)                    $5.25
                                             -------
       Outstanding at June 30, 1995          978,500             $4.50 - $5.50
                                             =======

       The stock options granted during 1994 vest primarily over two years (178,500 options) and four years (720,000 options). As of June 30, 1995, 334,250 of the options were exercisable. On May 9, 1995, the Board of Directors approved the grant of 107,000 stock options which vest over four years and are exercisable at $4.75 per share, the fair market value of the common stock on the grant date. These options grants are contingent upon the shareholder approval discussed Note 17.

15.    Related Party Transactions:
       --------------------------

       The Company had the following related party transactions:

       - Housekeeping and laundry services provided by companies owned by a relative of a shareholder/officer.
       -    Legal services provided by certain shareholders and a Director.
       -    Office space leased from companies owned by certain shareholders.
       - Equipment and supplies purchased from companies partially owned by a shareholder/officer.
       - Insurance premiums paid to purchase insurance policies owned by certain shareholders.
       -    Design services provided by relatives of certain shareholders.
       - Directors fees paid to shareholders of the Company by certain of its nursing facilities.
       - General contracting services provided by a construction company owned by two shareholders.
       - Transportation services provided by a construction company owned by two shareholders.

       A summary of those transactions follows (dollars in thousands):

                                                       For the Year Ended
                                                           June 30,
                                               ------------------------------
                                                1995        1994         1993
                                                ----        ----         ----

       Housekeeping and laundry services       $2,007      $1,312       $1,263
       Legal services                              83          61           18
       Office space rental                        113          54           25
       Equipment and supplies purchases            76          91          108
       Insurance premiums                           -          11           46
       Fees for design services                     -          21           89
       Directors fees                               -          30          153
       Construction services                        -          60        2,852
       Transportation services                    115           -            -












                                    Continued

       In addition, the Company earned $162,000 of management fees from two nursing facilities which were owned by certain shareholders before the Company purchased them in March, 1995. Accounts payable and accrued expenses at June 30, 1995 and 1994 includes approximately $318,000 and $199,000, respectively, related to these services.

       Payables to related parties at June 30, 1994 include the $925,000 note payable described in Note 2(a), a $265,000 uncollateralized, non-interest bearing working capital advance to Concord related to the development of the Berks and Lehigh facilities and a $119,000 uncollateralized working capital loan which was due on demand and bore interest at the prime rate plus 1% (8.25% at June 30, 1994).

16.    Commitments and Contingencies:
       -----------------------------

               Leases:
               ------

       The Company leases certain office space and equipment under noncancellable operating leases which expire through 1998. At June 30, 1995, long-term operating lease commitments were immaterial. Total rental expense for the years ended June 30, 1995, 1994 and 1993 was approximately $343,000, $160,000 and $146,000, respectively.

               Other:
               -----

       Alpha Housing has a $900,000 working capital line of credit from a bank which expires on December 31, 1995 and is collateralized by first lien on Alpha Housing's gross revenues, as defined, and a guarantee by the Company. There were no borrowings under this line as of June 30, 1995 and 1994. The Company has entered into a $3.7 million contract for the construction of a 120-bed skilled nursing facility.

               Self-Insurance:
               --------------

       Since July 1993, the Company has been self-insured for workers' compensation claims through an arrangement with a domestic insurer and an offshore reinsurer. In connection with this arrangement, the Company has a $500,000 letter of credit from a bank as collateral for its potential obligation to the reinsurer for the difference between the maximum loss (capped at $2,020,000 through the reinsurance arrangement) and the amounts funded ($1,520,000) for fiscal 1995. The Company has funded the estimated losses and related expenses for fiscal 1994 based on actuarial estimates. The annual letter of credit fee is 1.25% of the letter of credit amount.

               Litigation:
               ----------


       The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, that their unfavorable disposition would not have a material effect on the financial position, results of operations or the liquidity of the Company.

17.    Subsequent Events:
       -----------------

       On September 12, 1995, the Company borrowed approximately $19 million from the same bank and on essentially the same terms as the $20,530,000 mortgage payable described in Note 9 except that the interest rate is fixed at 8.98%. Certain of the proceeds were used to repay the $13,900,000 mortgage payable described in Note 9 and the remainder will be used to provide funds for the Company's growth. During the quarter ended September 30, 1995, the Company will recognize an extraordinary loss on the early retirement of debt for the $93,000 of unamortized deferred financing fees related to the debt which was extinguished.

       The Company's Board of Directors has approved an increase in the number of stock options which can be granted under the Plan to 1,600,000. This amendment to the Plan will be submitted for approval of the Company's stockholders at the 1995 Annual Meeting of Stockholders. The Board of Directors also approved the grant of approximately 332,000 stock options which vest immediately and are exercisable at $5.00 per share, the fair market value of the common stock on August 24, 1995, the grant date. These options grants are contingent upon the


                                    Continued
       shareholder approval discussed above.

       On August 25, 1995, the Company completed an exchange offer to exchange one share of its common stock for three of its outstanding warrants. Warrantholders exchanged 5,353,926 warrants for 1,784,642 shares of the Company's common stock and there are 696,074 remaining warrants outstanding. If the exchange offer had been completed as of the beginning of the year ended June 30, 1995, net income per share would have been $.21 per share based on 9,348,015 weighted average common and common share equivalents outstanding.

                           CONCORD HEALTH GROUP, INC.
                                  BALANCE SHEET
                                December 31, 1995
                             (Dollars in Thousands)
                                   (UNAUDITED)

                                    ________

               ASSETS

Current Assets
   Cash and cash equivalents                         $ 2,265
   Accounts receivable, net allowance for
     doubtful accounts of $587                         6,383
   Other current assets                                1,237
                                                     -------
      Total current assets                             9,885

Restricted investments                                 1,166
Property, plant and equipment                         41,997
Intangible assets, net                                 8,841
Other assets                                           1,770
                                                     -------
      Total assets                                   $63,659
                                                     =======

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Current maturities of long-term debt                1,185
   Accounts payable and accrued expenses               4,065
                                                      ------
      Total current liabilities                        5,250

Long-term debt                                        44,909
Deferred income taxes                                  1,307
                                                     -------
      Total liabilities                               51,466
                                                     -------

Commitments and Contingencies

Stockholders' Equity:
   Preferred stock, 1,000,000 authorized;
     none issued
   Common stock, $.001 par value - 20,000,000
     shares authorized; 9,446,845 outstanding              9
   Additional paid-in capital                         10,904
   Retained earnings                                   1,692
                                                     -------
                                                      12,605
   Common stock held in escrow                          (412)
                                                     -------
        Total stockholders' equity                    12,193
                                                     -------
        Total liabilities and stockholders'
          equity                                     $63,659
                                                     =======



See accompanying notes to financial statements.

                           CONCORD HEALTH GROUP, INC.
                              STATEMENTS OF INCOME
                    (Dollars and Share Amounts in Thousands)
                                   (UNAUDITED)

                                     ______

                                           Six Months Ended  Three Months Ended
                                             December 31,       December 31,
                                             1995      1994     1995     1994
                                             ----      ----     ----     ----

Revenue:
   Basic services                          $13,688   $ 8,296  $ 6,771  $ 4,179
   Special medical services                 13,574     5,246    7,340    2,733
   Management services                         849       442      419      231
   Rental and other income                     457       405      255      127
                                           -------   -------  -------  -------
        Total operating revenues            28,568    14,389   14,785    7,270
                                           -------   -------  -------  -------

Operating expenses:
   Salaries, wages and benefits             11,569     6,344    6,019    2,897
   Supplies and other
        operating expenses                   6,688     3,125    3,512    1,824
   Purchased services                        2,896       995    1,361      499
   General corporate expense                 1,930     1,054    1,056      610
   Interest expense                          2,041       746    l,068      294
   Depreciation and amortization             1,213       630      609      318
                                            ------    ------   ------    -----
        Total operating expenses            26,337    12,894   13,625    6,442
                                            ------    ------   ------    -----

        Income before income taxes
          and extraordinary item             2,231     1,495    1,160      828
   Provision for income taxes                 (764)     (654)    (402)    (301)
                                            -------   -------  -------   ------
        Income before extraordinary
          item                               1,467       841      758      527
   Extraordinary loss on early
     extinguishment of debt, net of
     income tax benefit of $37 and $74         (56)     (141)      -        -
                                            -------   -------  ------    -----

           Net income                       $1,411    $  700   $  758   $  527
                                            ======    ======   ======   ======

   Primary earnings per share data:
     Earnings before extraordinary item       $.61      $.11     $.08     $.06
                                              ====      ====     ====     ====
     Net income                               $.15      $.10     $.08     $.06
                                              ====      ====     ====     ====
     Weighted average common and
        common share equivalents
        outstanding                          9,447    12,417    9,447   13,311
                                           =======    ======    =====   ======








       See accompanying notes to financial statements

                           CONCORD HEALTH GROUP, INC.
                            STATEMENTS OF CASH FLOWS
                              Dollars in Thousands
                                   (UNAUDITED)



                                                       For the Six Months Ended
                                                      --------------------------
                                                     December 31,  December 31,
                                                         1995          1994
                                                       --------      ---------


Net cash provided (used) by operating activities:     $  (160)        $1,045
                                                       -------         -----

Cash flows from investing activities:
  Purchase of property, plant and
    equipment                                          (1,956)         (515)
  Increase in intangible assets                        (1,284)             -
  (Increase) decrease in restricted
      investments                                        (464)             1
  Increase in indebtedness of related parties                -         (702)
  Change in other assets                                   54            43
                                                       -------       -------

         Net cash used by investing activities         (3,650)       (1,173)
                                                       -------       -------

Cash flows from financing activities:
  Increase in line of credit borrowings                      -         (410)
  Proceeds from issuance of long-term debt               6,324             -
  Payment on long-term debt                              (878)      (10,053)
  Payable to related parties                                 -         (189)
  Distributions to Shareholders                              -         (634)
  Payments to repurchase common stock                        -       (1,375)
  Costs associated with warrant exchange                 (905)
  Net proceeds from merger after transaction
    costs                                                    -        11,939
                                                       -------       -------


    Net cash provided (used) by financing
      activities                                        4,541          (722)
                                                      --------      --------

  Increase (decrease) in cash
    and cash equivalents                                   731         (850)

  Cash and cash equivalents at
    beginning of period                                 1,534         1,237
                                                      --------      --------

  Cash and cash equivalents at end of period          $ 2,265        $  387
                                                      ========      ========




See accompanying notes to financial statements.

                           CONCORD HEALTH GROUP, INC.
                          Notes To Financial Statements

1.   Company Background

     Concord Health Group, Inc. (CHG) and its wholly-owned subsidiaries (the Company) are engaged primarily in the development, ownership and management of facilities which provide subacute, skilled, rehabilitative and intermediate nursing care, residential care and personalized services to the elderly in independent living and assisted living units. The Company also provides management, institutional pharmacy and therapy services for its own facilities and to unaffiliated facilities.

     In August 1994, KBL Healthcare Acquisition Corp. (KBLHAC) merged with Concord Service Corporation and Affiliates (Concord), consisting of a group of commonly controlled S-Corporations and a partnership (the Reorganization). Upon consummation of the Reorganization, KBLHAC changed its name to Concord Health Group, Inc. (CHG), which became the parent company of the Concord entities which are now C-Corporations.

     Upon consummation of the Reorganization, KBLHAC issued 3,500,000 shares of its common stock and paid cash of $1,375,000 to a minority shareholder of Concord to acquire all of the outstanding common stock and partnership interests of the Concord entities. CHG changed its year end to June 30 immediately after the Reorganization which was treated as a capital stock transaction for accounting purposes. Under this method of accounting, the transaction was considered to be equivalent to the issuance of stock by Concord in exchange for the net assets of KBLHAC as of the closing date, accompanied by a recapitalization of Concord.

2.   Summary of Significant Accounting Policies:

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the financial statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's financial position, results of operations and cash flows for the interim periods presented. Results for the interim periods presented are not necessarily indicative of the results which might be expected for the entire year. The unaudited financial statements should be read in conjunction with the financial statements for the year ended June 30, 1995.

(a)  Principles of Consolidation.

     The financial statements as of and for the three and six month periods ended December 31, 1995 and 1994 are consolidated and include the accounts of CHG and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(b)  Primary and Fully Diluted Earnings Per Share

     For the three and six month periods ended December 31, 1995, the weighted average common and common share equivalents outstanding have been determined in accordance with the modified treasury stock method which limits the repurchase of common shares to 20% of the Company's outstanding shares as of the end of the period at the average market price during the period. The warrants converted in the warrant exchange on August 25, 1995 have been treated as "if converted" which assumes the conversion of the warrants for shares of common stock occurred as of the beginning of the period (July 1, 1995) since the application of the "if converted" method is dilutive. For the three and six month periods ended December 31, 1994, the weighted average common and common share equivalents outstanding have been determined in accordance with Fully diluted earnings per share is not presented as the dilution is less than 3%.

(c)  Pro Forma (Supplementary) Earnings Per Share Data

     For the three and six month periods ended December 31, 1995, pro forma earnings per share were $.08 and $.16 on income before extraordinary item and $.08 and $.15 on net income based on 9,446,845 weighted average shares outstanding. For the three and six month periods ended December 31, 1994, pro forma earnings per share was $.06 and $.10 on income before extraordinary item and $.06 and $.08 on net income based on 9,396,000 and 9,447,000 weighted average common and common share equivalents outstanding. Pro forma earnings per share for the three and six month periods ended December 31, 1995 and 1994 have been calculated assuming that the Warrant Exchange was consummated as of July 1, 1994 (the beginning of the periods presented), the Reorganization was consummated as of July 1, 1994 and the Company was taxable as a C-Corporation commending July 1, 1994.

(d)  Recently Issued Accounting Pronouncements

     Statement of Financial Accounting Standards (SFAS) No. 123 on Accounting for Stock-Based Compensation will apply to the Company beginning in the fiscal year ending June 30, 1997. As permitted by SFAS No. 123, the Company will continue to account for employee stock options or similar equity instruments using the intrinsic value method.

3.   Extraordinary Item:

     In September 1995, the Company recognized an extraordinary loss on certain mortgage loans payable which were extinguished early and refinanced with another
lender.   The extraordinary loss of $93,000 before tax benefit represents the charge-off of
unamortized deferred financing fees.

4.   Short-Term Borrowings:

     During December 1995, the Company replaced its existing line of credit with a $3 million line of credit with the same bank. The new line of credit is due on demand and bears interest at the bank's national commercial rate (8.50% at December 31, 1995) plus 0.25%. Borrowings on this line are limited to the lesser of 75% of accounts receivable of certain of the Company's subsidiaries (three nursing facilities, its two pharmacy subsidiaries and its therapy subsidiary) aged less than 90 days or $3,000,000. Borrowings on this line of credit are collateralized by the accounts receivable of those subsidiaries. The agreement requires the company to maintain a current ratio of at least 1.1 to 1 at each quarter end and a minimum debt service coverage ratio of 1.15 times at each year end. At December 31, 1995, there were no borrowings outstanding under this line and available borrowings were approximately $2,335,000.

5.   Stockholders' Equity:

(a)  Warrant Exchange

     On August 25, 1995, the Company completed an exchange offer to exchange one share of its common stock for three of its outstanding warrants. Warrantholders exchanged 5,353,926 warrants for 1,784,642 shares of the Company's common stock and there are 696,074 remaining warrants outstanding. The company incurred total expenses of approximately $905,000 to complete this transaction which have been charged directly to additional paid-in capital.

(b)  Authorized Shares

     On November 21, 1995, the shareholders approved a decrease in the number of authorized shares of common stock from 30,000,000 to 20,000,000 shares.

6.   Subsequent Events:

     On January 15, 1996, the Company, the Multicare Companies, Inc. (Multicare) and CHG Acquisition Corp., a wholly-owned subsidiary of Multicare (CHG Acquisition) entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the acquisition of all of the issued and outstanding shares of the Company's common stock at a net cash price of $7.35 per share and all outstanding warrants to purchase the Company's common stock at a net cash price of $1.85 per warrant (the difference between $7.35 and $5.50, the per share exercise price of the warrants). On January 22, 1996, CHG Acquisition commenced a cash tender offer (the "Tender Offer") for all outstanding shares at $7.35 per share and all outstanding warrants at $1.85 per warrant. The Tender Offer is conditioned upon, among other things, a majority of the total number of shares outstanding, on a fully-diluted basis, being validly tendered and not withdrawn.